EXHIBIT 10.1

FIRST AMENDMENT TO TRADEMARK LICENSE AGREEMENT

This Amendment (“Amendment”), dated as of June 13, 2022 (the “Effective Date”), is entered into by and between Landsea Group Co., Ltd., a China limited company (“Licensor”), and Landsea Homes Corporation, a Delaware corporation f/k/a LF Capital Acquisition Corp., a Delaware corporation (“Licensee”). Licensor and Licensee will be referred to herein as “Party,” individually, and as “Parties,” collectively.

Reference is hereby made to that certain Trademark License Agreement (the “Trademark Agreement”) dated as of January 7, 2021 between Licensor and Licensee for the license to use the mark LANDSEA (the “Licensed Mark”). Initially capitalized terms used herein without definition shall have the respective meanings assigned such terms in the Trademark Agreement.

For good and valuable consideration, the receipt, sufficiency and legal adequacy of which is hereby acknowledged, Licensor and Licensee hereby agree as follows:

1.	Scope of Grant. The fourth recital of the Trademark Agreement is hereby amended and restated in its entirety as follows:

WHEREAS, subject to the terms and conditions set forth in this Agreement, Licensor is willing to grant to Licensees the exclusive, sub-licensable collective right to use the Licensed Mark in the “domestic homebuilding business,” including in “mortgage lending”, “title insurance,” “home insurance” and other “settlement services” as defined under the Real Estate Settlement Procedures Act, 12 U.S.C. §§ 2601 et seq., and Regulation X, 12 CFR Part 1024, in connection with the goods and services offered by each Licensee (the “Scope of Grant”). For purposes hereof, “domestic homebuilding business” shall mean shall mean a business (i) engaged in constructing single and/or multi-family residential properties that operates in the United States or (ii) with a business unit dedicated to constructing single and/or multi-family residential properties in the United States, but excluding such business and activities located in New York, New York. Any other uses of the Licensed Mark by Licensee shall be subject to Licensor’s consent, which shall not be unreasonably withheld.

2.	License Grant. In Section 1 of the Trademark Agreement, the first sentence shall be amended and restated in its entirety as follows:

Subject to the terms and conditions of this Agreement, Licensor hereby grants each licensee a sublicensable, royalty-free license to use the Licensed Mark in a manner consistent with the Scope of Grant; provided, that, the Parties hereto further agree that the LF Licensee (i) shall obtain Licensor’s prior consent, which shall not be unreasonably withheld, delayed or conditioned, to sublicense the Licensed Mark, (ii) from time to time, may amend the list of subsidiaries set forth on Exhibit A and (iii) shall, upon written request by Licensor, promptly provide to Licensor a current copy of the amended Exhibit A; (iv) all goodwill and any other rights or interests related to the Licensed Mark and resulting from the sublicense of the Licensed Mark and the use thereof by any sub-licensee shall accrue solely to the benefit of Licensor; (v) Licensee shall be responsible for ensuring that the Licensed Mark is used by all sub-licensees in accordance with the terms of the Trademark Agreement; and (vi) Licensor shall have the right to terminate the Trademark Agreement, which shall automatically result in the termination of all sublicenses granted thereunder, if a sub-licensee makes any use of the Licensed Mark in a manner that is inconsistent with the terms of the Trademark Agreement.

3.	No Other Modifications. Except as provided in this Amendment or as deemed modified to the minimum extent necessary in order to be read consistently with this Amendment, the Trademark Agreement remains unchanged and in full force and effect.

4.	Order of Precedence. In the event of any conflict between the terms of this Amendment and the terms of the Trademark Agreement, the terms of this Amendment will prevail, and the conflicting term(s) in the Trademark Agreement will be deemed modified to the minimum extent necessary in order to effectuate the intent of the Parties reflected in this Amendment.

5.	Entire Agreement. The terms and conditions contained in this Amendment and the Trademark Agreement constitute the entire agreement between the Parties with respect to the subject matter of this Amendment and the Trademark Agreement and supersede and supplant any and all previous and contemporaneous agreements, documents, memoranda, communications, understanding, negotiations, discussions, proposals, promises and representations, whether oral or written, between the Parties with respect to that subject matter.

6.	Counterparts; Effective Date. This Amendment may be executed in one or more counterparts, including facsimiles, each of which will be deemed to be a duplicate original, but all of which, when taken together, will be deemed to constitute a single document. This Amendment is not effective unless and until signed and delivered by the Parties hereto and once signed and delivered by the parties hereto, this Amendment will be effective as of the Effective Date.

7.	By signing in the spaces provided below, Licensor and Licensee agree to all of the terms and conditions hereof.

ACCEPTED AND AGREED:

LANDSEA GROUP CO., LTD.		LANDSEA HOMES CORPORATION, A DELAWARE CORPORATION F/K/A LF CAPITAL ACQUISITION CORP., on behalf of itself and those subsidiaries set forth on Exhibit A of the Trademark Agreement

By:	/s/ Ming Tian	By:	/s/ John Ho
Name:	Ming Tian	Name:	John Ho
Title:	Chairman	Title:	CEO
Date:	June 30, 2022	Date:	June 30, 2022